                                                                    Exhibit 99.1

                          Genencor International, Inc.
                                 Code of Conduct
                             (Issued: February 2004)

I.       PURPOSE

                  Since our formation, we have remained focused on becoming and maintaining our status as one of the world's most respected biotechnology companies. We pursue this goal by creating and manufacturing cutting-edge products and by providing unsurpassed service to our customers and strategic partners. We also pursue this goal by maintaining our reputation as a company of unquestioned ethics -- by being a good corporate citizen in our host communities and countries, by providing a safe and friendly workplace and by our unwavering commitment to abide by all applicable laws, rules and regulations.

                  It is essential, therefore, that directors (as applicable in the performance of their Board and Committee duties), officers and employees of Genencor International, Inc. and its subsidiaries (collectively, "Genencor" or "the Company") observe the highest standards of conduct in all contacts with customers, stockholders, suppliers, contractors, collaborative partners, governmental officials, fellow workers, and the general public.

                  To further this objective, Genencor has adopted this Code of Conduct ("Code"), which supersedes in all respects the Corporate Compliance Policy issued by the Company in March, 2003. STRICT COMPLIANCE WITH THIS CODE IS MANDATORY. Individuals violating this Code will be subject to appropriate disciplinary action, up to and including termination of their employment or relationship with the Company. This Code is global in nature and is applicable in every work location to the fullest extent permissible by applicable local law.

                  Furthermore, this Code is not intended to and does not in any way constitute an employment contract or guarantee employment, and Genencor reserves the right to amend, alter or terminate this Code at any time for any reason. For the most part, this Code does not establish any new rules of conduct. Instead, it incorporates many of the Company's pre-existing policies and otherwise formalizes the ethical code that Genencor has followed since its inception. For officers and employees of the Company, this Code may supplement existing policies and procedures, including those in your employee handbook, as amended from time to time. Officers and employees are directed to review and adhere to those other policies and procedures as well as this Code. All directors, officers and employees, however, must thoroughly familiarize themselves with the requirements of this Code and from time to time may be queried as to their knowledge and understanding of this Code.

II.      ADMINISTRATION

                  The Audit Committee of the Board of Directors will oversee this Code and will administer this Code as it relates to directors and executive or principal officers (as designated by the Board of Directors, from time to time and including, in all cases, the principal executive, financial and accounting officers of the Company). The day-to-day administration of this Code will be the responsibility of the Corporate Compliance Committee (as designated by management and including, in all cases, the Company's compliance officer and representatives of the Financial, Legal and Human Resources Departments).

                  In addition, the Corporate Compliance Committee will provide training materials and programs, track the Code's effectiveness, review any allegations of wrongdoing and provide periodic reports to the Audit Committee not less than annually.

III.     WHERE TO GO FOR HELP

                  Since no single policy can cover every situation, individuals covered by this Code will need to rely on their good judgment in order to act properly in the wide variety of situations that will arise in the course of the next days, months and years. If any director, officer or employee has any doubt as to the proper course of action, whether ethically or legally, the proper course is always to seek out guidance from a member of the Audit Committee or Corporate Compliance Committee, a supervisor or the appropriate department as identified in the various sections of this Code.

                  Directors and executive or principal officers of Genencor International, Inc. who believe there may be a violation of this Code by a director or by an executive or principal officer should report such concern immediately to the Chairman of the Audit Committee.

                  Otherwise, directors, officers or employees who believe there may have been a violation of the Code should advise the Corporate Compliance Committee immediately. Reports may be made to the Corporate Compliance Committee on an ANONYMOUS basis either through the electronic notification system provided in the "Corporate Policies" section of the Company's intranet or by writing to:

                                  Genencor International, Inc.
                                 Corporate Compliance Committee
                                    200 Meridian Centre Blvd.
                                       Rochester, NY 14618

                  GENENCOR WILL NOT PERMIT ANY FORM OF RETRIBUTION AGAINST ANY PERSON WHO SUBMITS SUCH A REPORT IN GOOD FAITH.

                  Any waivers of this Code for executive officers or directors may be made only by the Board of Directors or the Audit Committee. Such a waiver should be promptly disclosed in accordance with the applicable rules and regulations of the U.S. Securities and Exchange Commission ("SEC") and the Nasdaq Stock Market.

IV.      COMPLIANCE WITH LAWS, RULES AND REGULATIONS

                  Directors, officers and employees shall strive to conduct Company business in compliance with applicable laws, rules and regulations. When there is a doubt as to the lawfulness of any proposed activity, advice should be sought from the Legal Department prior to engaging in the proposed activity. While this principle applies to all applicable laws, rules and regulations, set forth in the remainder of this Code are certain obligations that are of particular importance to the Company.

V.       PUBLIC REPORTING

                  A.       DISCLOSURE OBLIGATIONS UNDER SECURITIES LAWS

                  As a public company, Genencor has a commitment to comply with federal and state securities laws and regulations. To this end, the Company has established procedures to promote, full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, federal or state securities regulators. For example, the Company has adopted policies and procedures concerning the preparation and certification of periodic reports. Directors, officers and employees must comply in all respects with the applicable requirements of all such policies and procedures.

                  B.       CORPORATE DISCLOSURE

                  Publicly traded companies have a special burden and responsibility to provide full and fair public disclosure of material information in order to comply with the requirements of the United States Securities and Exchange Commission ("SEC") and the Nasdaq National Market on which Genencor common stock is listed. "Material" information is generally information that a reasonable investor would consider important in determining whether to buy, sell or hold stock or other securities. Accordingly, Genencor has adopted, and all directors, officers and employees are expected to strictly comply with the terms of, the current version of the policy regarding "Prevention of Selective Disclosure and Promotion of Full Disclosure of Material Information."

VI.      INSIDER TRADING

                  As a publicly traded company, Genencor also has a special burden to disclose all material information in a formalized and consistent way in order to avoid sanctions by the SEC. For this reason, Genencor has adopted, and all directors, officers and employees are expected to strictly adhere to the terms of, the current version of the policy regarding "Prevention of Insider Trading and Protection of Confidential Information". Failure to abide by this policy may violate the law as well as Genencor policy and may subject individuals to criminal prosecution.

VII.     EXTERNAL RELATIONSHIPS

         A.       ANTITRUST

                  Given the nature of the biotechnology business, Genencor will need to compete aggressively for business in all of its geographic and product markets. This competition, however, must strictly adhere to all applicable antitrust laws. Violations of these laws can be extraordinarily severe -- antitrust laws often provide for either civil or criminal actions against companies and individuals. The penalties can range from substantial prison terms to triple monetary damages or other civil penalties.

                  While these laws are complex and Genencor urges its employees to seek the counsel of the Legal Department with respect to specific circumstances which involve a significant risk of antitrust exposure, these laws generally prohibit certain types of activities which restrict competition. For example, engaging in or taking steps to pursue any of the following are prohibited: agreeing with competitors to fix prices or other terms of sale, to divide markets, to allocate customers or to boycott suppliers or customers.

         B.       CONFLICTS OF INTEREST

                  Genencor strives to respect, wherever possible, the privacy and individual rights of its directors, officers and employees in the conduct of their personal affairs wherever possible. However, Company directors, officers and employees have a primary business responsibility to the Company and are expected to avoid any activity that may interfere, or have the appearance of interfering, with the objective and effective performance of this responsibility. An essential part of this responsibility is the avoidance of any actual or perceived conflicts between personal and Company interests. For purposes of these responsibilities, the activities of immediate family members will generally be considered to be the activities of the director, officer or employee. A conflict of interest may arise when a director, officer or employee receives improper personal benefits as a result of his or her position in the Company. A conflict of interest may also arise when personal situations tend to influence or compromise a director's, officer's or employee's ability to render impartial business decisions in the best interest of the Company.

                  In the case of non-management directors of Genencor International, Inc., the Board of Directors or a designated committee of the Board of Directors shall review and consider whether the other responsibilities or roles of each such director do or could impair the directors ability to act in the best interests of the Company. In such cases, the Board of Directors or applicable committee of the Board of Directors shall make recommendations to the Board regarding the proper handling of the situation, including, where appropriate, the suggestion that such director refrain from participating on a matter when there is the potential for an actual or perceived conflict of interest.

                  In the case of officers and employees, potential conflicts of interest should be submitted to the Corporate Compliance Committee for a determination regarding whether or not the relationship or activity is acceptable.

         C.       RECEIVING AND GIVING GIFTS AND GRATUITIES

                  Directors, officers or employees are prohibited from giving or receiving excessive gifts, payments, favors or business entertainment to or from customers, suppliers or others having or seeking a business relationship with Genencor. A director, officer or employee of the Company may accept gifts, meals, refreshments or entertainment as a courtesy, provided the amenity is customarily associated with legitimate business relationships and is not of such value or given with such frequency that it could influence the director's, officer's or employee's business decisions. Generally, however, directors, officers and employees should reciprocate this hospitality with similar courtesies.

         D.       IMPROPER CORPORATE PAYMENTS

                  Genencor specifically prohibits offering, giving, soliciting or receiving bribes or kickbacks in connection with Company business. These are criminal acts and can result in criminal prosecution of any individuals involved as well as the Company. An offer or gift to a government official may violate the law even if there is no intent to influence the official. Neither personal funds or resources, nor third parties, may be used to do that which is prohibited in this paragraph.

VIII.    PROTECTION OF GENENCOR ASSETS AND INFORMATION

         A.       USE OF INFORMATION TECHNOLOGY AND E-MAIL

                  1.       COMPUTER SOFTWARE

                           Software designers and manufacturers usually seek to protect their products with copyrights. Genencor's policy is to respect such copyrights and to strictly adhere to applicable laws and regulations regarding the use and copying of software. Accordingly, Genencor does not permit the installation, use or copying of software where such action would violate any license agreement or copyright. If you are uncertain about this policy or the requirements regarding any particular software, please contact the Information Technology Department for guidance.

                  2.       E-MAIL, INTERNET AND TELEPHONE USAGE

                           Genencor provides electronic communications systems, such as e-mail, voice mail and telephone services, as well as connection to the Internet, primarily for business use. Incidental and occasional personal use of these systems is permitted provided such use: (a) does not interfere with one's job performance, disrupt others or subject Genencor to significant additional expense, (b) is not in furtherance of the business activity of any person or entity other than Genencor, and (c) does not knowingly access or transmit material containing (i) derogatory comments regarding race, creed, color, gender, age, marital status, disability, religion, national origin, sexual orientation or veteran status, (ii) sexual content,
                           (iii) offensive language, (iv) material which would negatively reflect upon Genencor or would offend co-workers or threaten the safety of the workplace, or (v) contents prohibited by law or regulation.

                           E-mail is not entirely secure, and, unlike a spoken conversation, e-mail creates a lasting record. Therefore, Genencor directors, officers and employees should exercise the same care, caution and etiquette in sending an e-mail message (whether internally or externally) as they would in normal written business communications. Internet use similarly can create a lasting record and must be utilized in a professional and appropriate manner.

         B.       CONFIDENTIALITY

                  Directors, officers and employees during the normal course of their work will learn things concerning Genencor's business and the businesses of its customers, suppliers and collaborative partners that are confidential. Such persons have a professional and ethical responsibility to treat such information as privileged and to assure that such information is not improperly or accidentally disclosed. Except as required in the proper performance of your duties for Genencor or by law, you may not use or disclose any of Genencor's confidential information and must, upon termination of employment, return to Genencor all copies of documents, notes, computer disks, and other repositories containing confidential information.

                  Moreover, the disclosure of confidential information belonging to a third party is often subject to specific limitations agreed upon in advance by Genencor and the third party. The disclosure of such information must take place in accordance with these specific limitations. Please contact the Legal Department if you would like guidance with respect to specific situations.

         C.       GENENCOR OWNERSHIP OF INVENTIONS AND INTELLECTUAL PROPERTY

                  Given the nature of Genencor's business, directors, officers and employees may develop or participate in the development of inventions, discoveries, improvements or copyrightable subject matter using the experience and knowledge gained through employment at Genencor. Accordingly, in order to protect its assets and information, Genencor requires, as a condition of employment, that each officer and employee sign an agreement acknowledging that such intellectual property rights shall belong to Genencor and committing each employee to transfer any rights that employee might otherwise have with respect to such intellectual property.

         D.       RECORD RETENTION AND MAINTENANCE OF PROPER BUSINESS RECORDS

                  Various fiscal, legal and operating requirements necessitate that Genencor maintains complete and accurate business records and that the company's records are maintained in an orderly manner. For this reason, Genencor has adopted, and all officers and employees are expected to strictly adhere to the terms of, the current version of the Record Management Policy and the associated Record Retention Guidelines. Failure to abide by this policy may violate the law as well as Genencor policy.

                  Consistent with the requirements of law, it is Company policy to keep books, records, and accounts that accurately reflect the transactions of the Company. Company transactions shall be recorded as necessary and appropriate (i) to permit the preparation of financial statements and tax returns in conformity with generally accepted accounting and tax principles and other applicable rules, regulations and criteria, and (ii) to ensure full accountability for assets and activities of the Company. Moreover, all employees are responsible for maintaining complete and accurate business and accounting records. In particular, no director, officer or employee may make or permit to be made any false, misleading or incomplete entries on Genencor's books and records, and no funds or assets may be maintained by the Company for any illegal or improper purposes. Any questions regarding these particular requirements should be directed to your supervisor, the Corporate Controller (with respect to financial reporting) or the Legal Department.

         E.       EXPORT/IMPORT RESTRICTIONS

                  Due to the global nature of our business, Genencor may receive requests for products or technology by persons in countries subject to boycotts, sanctions or export controls by the United States or other nations. Similarly, the jurisdictions in which we do business may have laws or regulations concerning the importation of products or technology. These laws may be general in nature or may specifically regulate the biotechnology industry and its products. Persons with questions regarding these requirements should contact the Regulatory Department or the Legal Department.

IX.      THE GENENCOR WORKPLACE

         A.       ENVIRONMENT, HEALTH AND SAFETY

                  Genencor is committed to conducting its business in compliance with all applicable environmental, health and safety laws and regulations in a manner that has the highest regard for the safety and wellness of its personnel, the general public, and the environment. Examples of these laws and regulations include those concerning workplace safety and the labeling, handling, transportation and disposal of potentially hazardous substances. Genencor expects all directors, officers and employees to abide by the letter and spirit of these laws and regulations. Persons with questions regarding the requirements that apply to their particular work area should contact their supervisors, the Regulatory Department or the Legal Department.

         B.       RESPECTING DIVERSITY

                  1.       DISCRIMINATION

                           Genencor is committed to a policy of providing equal employment opportunities. Decisions, which affect employment and the employment processes of the company, such as hiring, promotion, training, transfer, termination and demotion, will be made upon merit, ability, performance and qualifications and not on legally protected and discriminatory elements such as race, creed, color, gender, age, marital status, disability, religion, national origin, sexual orientation or veteran status. Genencor will continue to operate in strict compliance with all national, state and local laws and regulations concerning these issues. Persons with questions regarding these requirements should consult the Human Resources Department.

                  2.       HARASSMENT

                           Genencor is committed to maintaining a work environment free from all forms of harassment (including sexual harassment, physical harassment or verbal or non-verbal abuse) where the individual dignity of each individual is respected. Genencor strictly prohibits all forms of harassment including, but not limited to, harassment based on race, creed, color, gender, age, marital status, disability, religion, national origin or veteran status. This policy extends to all directors, officers and employees and to non-employees conducting business in our work place.

                           Generally, harassment is the creation of an intimidating, hostile or offensive working environment. Sexual harassment is defined as unwelcome sexual advances, requests for sexual favors and/or other verbal or physical conduct of a sexual nature where: submission to such conduct is made either explicitly or implicitly a term or condition of an individual's employment, submission or rejection of such conduct by an individual is used as the basis for employment decisions affecting such individual, or such conduct has the purpose or effect of unreasonably interfering with an individual's work performance. Physical harassment refers to pushing, hitting or other offensive behavior of a physical nature. Verbal abuse refers to derogatory or degrading comments regarding, but not limited to, an individual's race, creed, color, gender, age, marital status, disability, religion, national origin, sexual orientation or veteran status. Individuals should consult the Human Resources Department with questions regarding this provision.

                           Moreover, if you feel you have been subjected to harassment or intimidation, we urge you to inform your supervisor, the Human Resources Department or any other member of management. Complaints will be fully investigated immediately and confidentiality will be maintained to the degree feasible. Genencor will not permit retribution against any person who submits a report in good faith.

         C.       SAFE WORKING ENVIRONMENT

                  All Genencor directors, officers and employees are expected to be in a physical and mental condition that will allow them to work and conduct themselves in a safe, professional and competent manner. Genencor is also committed to providing a work environment that is free of the problems associated with the use and unlawful possession of controlled substances.

         D.       POLITICAL CONTRIBUTIONS

                  Political contributions by corporations are highly regulated. Genencor will only make contributions, whether direct or indirect, to candidates for public office, political parties, or other political organizations in strict compliance with all applicable national, state and local laws and regulations. Furthermore, all such contributions must be in furtherance of clear corporate objectives and coordinated in advance with the Vice President, Corporate Communications. Individual directors, officers and employees are free to be involved in the political process, however, and to make personal contributions as they see fit provided that such participation does not negatively affect one's work performance or give the appearance of being sanctioned by Genencor.